November 14, 2025 David Longo 650.833.8567 dlongo@chegg.com Re: Increased Salary, Retention Bonus and Bonus Severance Terms Dear David: As we have discussed, Chegg Inc. (the “Company”) is offering you an increase in base salary, bonuses and potential bonus severance payment described in this letter (the “Agreement”). Specifically, you will be eligible to earn and receive each of the following, on the terms set forth herein: a) Salary Increase. Beginning November 16, 2025, your base salary will be increased and paid at the rate $750,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. b) Retention Bonuses. You will be eligible to earn four quarterly retention bonuses, each in the amount of $250,000, less payroll deductions and withholdings (each, a “Retention Bonus”), as set forth in this paragraph. Specifically, if you remain continuously employed with the Company on a full-time, active basis and in good standing through to and including each of the following retention dates: November 28, 2025, February 27, 2026, May 29, 2026 and August 31, 2026 (each, a “Retention Date”), then on each such Retention Date, you will earn one Retention Bonus, which will be paid to you within ten (10) business days after the applicable Retention Date. If your employment ends for any reason prior to any applicable Retention Date, then you will not have earned, and will not be paid, that applicable Retention Bonus or any future Retention Bonuses. c) Transaction Bonus Severance. You and the Company acknowledge that you are eligible to receive certain severance benefits pursuant to the Chegg Inc. Severance Plan and Summary Plan Description effective October 17, 2024 (the “Plan”) and your Participation Agreement under the Plan. As part of this Agreement, the Company agrees that in the event that you are entitled to severance benefits pursuant to either Section 4.1 (“Involuntary Termination in Connection with a Change in Control on or before the Second Anniversary of the Effective Date”) or Section 4.2 (“Involuntary Termination in Connection with a Change in Control after the Second Anniversary of the Effective Date”) of the Plan, then as an additional severance benefit, the Company will pay you a transaction bonus severance payment in the total amount of $500,000, less applicable payroll withholdings and deductions, which will be paid to you in a lump sum within thirty (30) business days after the closing date of the applicable Change in Control. For the avoidance of doubt, your eligibility for and entitlement to the transaction bonus severance set forth in this paragraph will be under the same terms and conditions as set forth in the applicable section of the Plan. Except as expressly stated herein, nothing in this Agreement changes the terms and conditions of your employment with the Company as set forth in the terms of that certain employment offer dated December 1, 2021 and that certain promotion letter dated February 15, 2024, and you remain eligible for severance benefits pursuant to the Plan. For example, nothing in this Agreement alters the at-will nature of your Docusign Envelope ID: B5B7B80B-262B-4CD5-A4E3-B5B24AB5EF41

Page 2 employment or your right or the Company’s right to terminate your employment at any time, with or without cause or advance notice. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. If this Agreement is acceptable to you, please sign below and return the original to me within seven (7) days. Sincerely, IG_COMPANY_SIGNATURE_1 Dan Rosensweig Chief Executive Officer Chegg, Inc. Understood and Accepted: David Longo Date Docusign Envelope ID: B5B7B80B-262B-4CD5-A4E3-B5B24AB5EF41 11/14/2025